CORRECTION TO THE FIRST AMENDMENT TO
          THE THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                        OF HALLWOOD ENERGY PARTNERS, L.P.


     This Correction (this "Correction") to the First Amendment to the Third Amended and Restated Limited Partnership Agreement of Hallwood Energy Partners, L.P. (the "Partnership"), is executed by HEPGP LTD., a Colorado limited partnership, as General Partner of the Partnership (the "General Partner").


                                    RECITALS

     WHEREAS, the First Amendment to the Third Amended and Restated Limited Partnership Agreement (as heretofore corrected, the "Partnership Agreement") of the Partnership contained a typographical error;

     WHEREAS, the General Partner deems it to be in the best interest of the Partnership to correct the First Amendment to the Partnership Agreement; and

     NOW, THEREFORE, in consideration of the foregoing the Partnership Agreement is corrected as follows:

          I. Correction to the Partnership Agreement.

               Article I is hereby corrected by replacing the term "Excess Capital Account" with the term "Unpaid Preference Amount" in the last sentence of the definition of Excess Capital Account, with the result that the definition of Excess Capital Account reads in its entirety as follows:

               "Excess Capital Account: The excess of a unit=s positive Capital Account balance over the Unpaid Preference Amount attributable to such unit. The Unpaid Preference Amount of each Class A Unit and Class B Subordinated Unit shall be zero."

          II. Ratification. Except as specified hereinabove, all other terms of the Partnership Agreement shall remain unchanged and are hereby ratified and confirmed. All references to "this Agreement" or "the Agreement" appearing in the Partnership Agreement, and all references to the Partnership Agreement appearing in any other document or instrument shall be deemed to refer to the Partnership Agreement as corrected by this Correction.

     IN WITNESS WHEREOF, this Correction has been duly executed by the General Partner on this the 3rd day of March, 1998, but effective as of the date of the First Amendment to the Partnership Agreement.


                       By:    HEPGP LTD., a Colorado limited partnership,
                               its General Partner

                       By:    HALLWOOD GP, INC., a Delaware
                              corporation, its General Partner


                       By:    /s/ Cathleen M. Osborn
                       Its:   Vice President